Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Critical Care Systems, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-102965-99, 333-89254-99 and 333-83342-99) on Form S-3 and (Nos. 333-98253-99, 333-60852-99, 333-98251-99, 333-73376-99, 333-65753-99, 333-60854-99, 333-65751-99, 33-65712-99, 33-54880-99, 33-45553-99, 33-44414-99, 33-65710-99, 33-85188-99, and 333-107305-99) on Form S-8, of our report dated March 15, 2004, with respect to the consolidated balance sheets of Critical Care Systems, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable preferred stock, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K of Curative Health Services, Inc.

/s/ KPMG LLP

Boston, Massachusetts

April 29, 2004